Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of November 16, 2022 by and between Christopher Forgy (“Executive”) and SAGA COMMUNICATIONS, INC., a Florida corporation (“Company”). In consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.Term. The Executive’s employment hereunder shall commence on December 7, 2022 (the “Effective Date”), and shall continue until the third (3rd) anniversary thereof (the “Initial Term”), unless terminated earlier pursuant to Section 5 of this Agreement. The parties may mutually agree to renew the term for an additional two years (the “Renewal Term”), unless terminated earlier pursuant to Section 5 of this Agreement. Either party may provide written notice of its intention not to extend the term of the Agreement at least one (1) year prior to the end of the Initial Term. Such notice of non-renewal may be effective at the end of the Initial Term or such earlier date as specified in the notice of non-renewal. The Initial Term, together with the Renewal Term, may be hereinafter referred to as the “Employment Term.”

2.Position. During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of the Company. In such position, the Executive shall have such duties, authority, and responsibility as shall be determined from time to time by the Company’s board of directors (“Board”), which duties, authority, and responsibility shall be consistent with the Executive’s position. The Executive shall, if requested, also serve as a member of the Board (subject to shareholder approval) or as an officer or director of any affiliate of the Company for no additional compensation.

3.Place of Performance. The principal place of the Executive’s employment shall be Grosse Pointe Farms, Michigan.

4.Compensation.

4.1Base Salary. The Company shall pay the Executive an annual base salary in periodic bi-weekly installments in accordance with the Company’s customary payroll practices. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.” The amount of Base Salary during the Initial Term shall be:

Year 1	$670,000
Year 2	$697,000
Year 3	$725,000

If the parties agree to renew the term of this Agreement for the Renewal Term, the Executive’s Base Salary shall be:

Year 4	$753,000
Year 5	$783,000

4.2Annual Bonus. Executive shall have the opportunity to earn an annual performance bonus (the “Annual Bonus”) pursuant to the terms of the Chief Executive Officer Annual Incentive Plan of Saga Communications, Inc., originally effective as of January 1, 2000, and as amended effective as of January 1, 2005. For any fiscal year of the Company, Executive’s Annual Bonus will be a minimum of 35% and a maximum of 100% of Executive’s Base Salary as of January 1 of such fiscal year, provided, that the Company’s Compensation Committee shall determine the actual bonus amount to be paid for each fiscal year based on the Company’s and the Executive’s performance and achievement of the target performance goals established by the Company’s Compensation Committee within ninety (90) days after the beginning of each fiscal year. Such Annual Bonus shall be paid as soon as reasonably practicable following, and in no event later than, two and one-half (2 ½) months following the end of the fiscal year for which the Annual Bonus is earned. In lieu of an Annual Bonus, the Board may instead grant Executive a discretionary bonus in the case of a financial, national, or global occurrence, or a generally difficult year (the “Discretionary Bonus”), as determined in the sole discretion of the Board. If the Board grants Executive a Discretionary Bonus for the 2022 fiscal year, that amount will be in a minimum of $50,000.00

4.3Equity Awards. In each year during the Employment Term that the Compensation Committee makes equity awards to officers of the Company, the Executive will receive a grant of restricted stock under the Company’s Second Amended and Restated 2005 Incentive Compensation Plan, as amended from time to time, or any successor equity incentive plan, in accordance with the provisions of such plan that apply to the Chief Executive Officer.

4.4Fringe Benefits. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated employees of the Company. Such fringe benefits shall include (but are not limited to) use of an automobile furnished by the Company and payment of all expenses related to the operation and maintenance of such automobile, and a non-golf country club membership (with the initiation fee of up to $10,000 and monthly dues paid by the Company.) The Company will provide Executive with a split dollar life insurance agreement with premiums payable by the Company of $10,000 per year, subject to Executive’s qualification for life insurance coverage.

4.5Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated employees of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. Such plans include the Executive Medical Reimbursement Plan; 401(k) Plan; Non-Qualified Deferred Compensation Plan; medical, dental and vision insurance; and group-term life insurance. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6Vacation; Paid Time-Off. During the Employment Term, the Executive shall be entitled to five (5) weeks of fully paid vacation days per calendar year in accordance with the Company’s vacation policies, as in effect from time to time, which may accrue and rollover for up to 18 months if not used year to year. The Executive shall receive other paid time-off in accordance with the Company’s policies as such policies may exist from time to time.

4.7Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.8Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5.Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1Termination for Cause or Resignation Without Good Reason.

(a)The Executive’s employment hereunder may be terminated during the Employment Term by the Company for Cause or by the Executive without Good Reason. In the event of such termination, the Executive shall be entitled to receive:

(i)any accrued but unpaid Base Salary shall be paid as soon as administratively practicable following the Termination Date (as defined below);

(ii)reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)such employee benefits, if any, to which the Executive may be entitled under the Company’s Employee Benefit Plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts.”

(b)For purposes of this Agreement, “Cause” shall mean:

(i)the Executive’s material breach of the terms of this Agreement, which breach continues after written notice thereof and a ten (10) day opportunity to cure;

(ii)the Executive’s conviction of, or plea of guilty or nolo contendere to, a crime that constitutes a felony;

(iii)the Executive’s engaging in criminal fraud, embezzlement, or other illegal conduct with respect to the Company which acts are harmful to, either financially, or to the business reputation or brand of, the Company in a manner that is more than de minimis as reasonably determined by the Company; or

(iv)a material breach of Company policy as outlined in the Company’s employee handbook.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in any of (i)-(iv) above.

(c)For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following:

(i)a material reduction in the Executive’s Base Salary, other than across-the-board salary reductions;

(ii)a material reduction or diminution of Executive’s job duties, responsibilities or authority, other than delegation of duties to other employees as a result of the Company’s natural growth; or

(iii)any breach by the Company of a material term of this Agreement which continues after written notice thereof and a ten (10) day opportunity to cure.

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least ten (10) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment in accordance with the foregoing, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.2Termination Without Cause or Resignation for Good Reason. The Executive’s employment hereunder may be terminated during the Employment Term by the Executive for Good Reason or by the Company without Cause. In the event of such termination:

(a)the Executive shall be entitled to receive the Accrued Amounts;

(b)the Company shall pay to the Executive an amount equal to the Executive’s then-current Base Salary for the longer of (i) eighteen (18) months or (ii) the remainder of the Initial Term or the Renewal Term, as the case may be (the “Severance Period”), which amounts shall be payable in equal installments over the Severance Period at the Company’s regular payroll intervals, with the first installment being payable on the first payroll date following the sixtieth (60th) day following the date of termination of the Employment Term (which first installment shall include the portion applicable to the entire period since such date of termination);

(c)any awarded but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid in a lump sum on the otherwise applicable payment date;

(d)immediate and full vesting of any unvested shares of restricted stock of the Company then held by the Executive; and

(e)if the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay or reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his spouse. If the Company elects to reimburse the Executive for such COBRA premiums, such reimbursement shall be paid to the Executive on the tenth (10th) of the month immediately following the month in which the Executive timely remits the premium payment and provide proof of payment to the Company. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source.

Notwithstanding anything to the contrary contained herein, the Executive’s right to receive the payments and other benefits set forth in Sections 5.2(b), 5.2(c), 5.2(d) and 5.2(e) is subject to and contingent on the Company’s receipt, at least eight (8) days prior to the sixtieth (60th) day following the date of termination of the Employment Term, and Executive’s non-revocation, of a release of all claims, known or unknown, arising on or before the date of the release against the Company and its subsidiaries and the directors, managers, officers, employees and affiliates of any of them, in a form approved by the Company.

5.3Non-Renewal of the Initial Term. In the event the Executive consents to the Renewal Term and the Company does not consent, the Executive will be entitled to the following:

(a)the Executive shall be entitled to receive the Accrued Amounts;

(b)the Company shall pay to the Executive an amount equal to the 150% of the sum of (i) the Executive’s Base Salary paid in the prior calendar year plus (ii) the Executive’s Annual Bonus earned for the previous fiscal year, which amount shall be payable in equal installments over an eighteen-month period at the Company’s regular payroll intervals, with the first installment being payable on the first payroll date following the sixtieth (60th) day following the date of termination of the Employment Term (which first installment shall include the portion applicable to the entire period since such date of termination);

(c)immediate and full vesting of any unvested shares of restricted stock of the Company then held by the Executive; and

(d)if the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay or reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his spouse. If the Company elects to reimburse the Executive for such COBRA premiums, such reimbursement shall be paid to the Executive on the tenth (10th) of the month immediately following the month in which the Executive timely remits the premium payment and provides proof of payment to the Company. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source.

Notwithstanding anything to the contrary contained herein, the Executive’s right to receive the payments and other benefits set forth in Sections 5.3(b), 5.3(c), and 5.3(d) is subject to and contingent on the Company’s receipt, at least eight (8) days prior to the sixtieth (60th) day following the date of termination of the Employment Term, and Executive’s non-revocation, of a release of all claims, known or unknown, arising on or before the date of the release against the Company and its subsidiaries and the directors, managers, officers, employees and affiliates of any of them, in a form approved by the Company.

5.4Death or Disability.

(a)The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability. If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.

(b)For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for one hundred twenty (120) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.5Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.4(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 14. The Notice of Termination shall specify: (a) the termination provision of this Agreement relied upon; (b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (c) the applicable Termination Date.

5.6Termination Date. The Executive’s “Termination Date” shall be:

(a)if the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b)if the Executive’s termination hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c)if the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)if the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered;

(e)if the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; and

(f)if the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the last day of the Initial Term.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a "separation from service" within the meaning of Section 409A.

5.7Resignation of All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6.Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

7.Other Agreements. The parties acknowledge and agree that the Change in Control Agreement between them dated September 28, 2018 shall remain in full force and effect. The offer letter dated May 24, 2018 is hereby replaced by this Agreement is of no further effect.

8.Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Michigan without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Michigan. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

9.Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

10.Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

11.Severability. Without limiting Section 17(g), should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

12.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

14.Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth on the signature page hereto (or such other addresses as specified by the parties by like notice).

15.Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

16.Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

17.Restrictive Covenants.

(a)Definitions. In this Section 17 of this Agreement, the following terms have the following meanings:

(i)Restricted Client: Any person or entity who has purchased services from the Company or any of its subsidiaries during the three (3) years preceding the date of termination of the Employment Term.

(ii)Restricted Business: The business of the type performed by the Company or any of its subsidiaries during the Employment Term.

(iii) Solicit: To engage, directly or indirectly, in any business, consulting, sales, service, marketing or promotional activity including, without limitation, business, consulting, sales, service, marketing or promotional contacts by way of mailings, phone calls, facsimiles, e-mails, voice mails, personal visits, or the establishment of any office, phone number, post office box or business premises.

(iv) Territory: The United States of America.

(b)Covenant Not to Compete.  The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Executive's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company. In consideration of the agreements, benefits and undertakings of the parties under this Agreement, the Executive agrees that he will not, directly or indirectly, as an employer, employee, principal, agent, partner, shareholder or otherwise, under any circumstances, for a period of time equal to the Applicable Restricted Period (as defined herein): (i) solicit Restricted Business in the Territory; (ii) solicit Restricted Clients for Restricted Business in the Territory or in any other location; or (iii) offer employment to any person employed by the Company or any of its subsidiaries during the Employment Term or entice any such person to leave employment with the Company or its subsidiaries. For purposes of this Agreement, “Applicable Restricted Period” shall mean twelve (12) months from the Termination Date. Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

(c)Nondisclosure Covenant. Executive acknowledges that during the course of his affiliation with the Company, he has or will have access to and knowledge of certain information and data which the Company considers confidential or proprietary and the release of such information or data to unauthorized persons would be extremely detrimental to the Company. As a consequence, Executive hereby agrees and acknowledges that he owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after his employment with the Company, he will not communicate, publish or disclose, to any person anywhere, or use for his own account any Confidential

Information (as hereinafter defined), except as may be necessary or appropriate to conduct his duties hereunder, provided Executive is acting in good faith and in the best interest to the Company, or as may be required by law or judicial process. Executive will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied. Executive will return to the Company all Confidential Information in his possession or under his control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if Executive’s relationship with the Company is terminated for any or no reason and will not retain any copies thereof. For purposes hereof the term “Confidential Information” shall mean any information or data used by or belonging or relating to the Company or any of its subsidiaries or affiliates that is not known generally to or available for use by the industry in which the Company is or may be engaged, other than as a result of Executive’s actions or omission to act, and which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets, proprietary data and information relating to the Company’s business and products, price list, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designs, financial information, whether or not reduced to writing, or information or data which the Company advises Executive should be treated as confidential information. The covenants made in this Section 17(c) shall remain in effect during the term of Executive’s relationship with the Company and, in the case of Confidential Information that constitutes trade secrets under the Uniform Trade Secrets Act, shall survive the termination of such relationship for any reason indefinitely, and, in the case of all other Confidential Information, shall survive for a period of five (5) years after such termination. Executive further agrees and acknowledges that Confidential Information, as between the Company and Executive shall be deemed and at all times remain and constitute the exclusive property of the Company.

(d)Non-Disparagement.  The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section 17(d) does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Secretary of the Company.

The Company agrees and covenants that it shall cause its employees, officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Executive to any third parties.

(e)Enforcement. If the Executive breaches any provision of this Section 17: (i) the Company may set off amounts owed by the Company to the Executive against the Company's litigation expenses (including reasonable attorneys’ fees) and damages, and (ii) the Company may specifically enforce the provisions of this Section 17 by an action in a court of proper jurisdiction to require performance in accordance with this paragraph including, without limitation, enforcement through a writ of injunction or temporary restraining order restraining violations or continuing violations of any provision of this Section 17. Nothing in this Agreement will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach. If the Executive engages in any activity which violates any provision of this Agreement, the Executive will pay all of the Company's costs and expenses incurred in enforcing the Company's rights and remedies under this Section 17 including, without limitation, reasonable attorneys’ fees, regardless of whether court proceedings are commenced.

(f)No Waiver of Breach. The forbearance or neglect of the Company to insist upon strict compliance with any of the provisions of this Section 17, whether continuing or not, will not be construed in any way as a waiver of any of the Company's rights or privileges in the event of further default or failure of performance.

(g)Severability. If a court of competent jurisdiction determines that any provision of this Section 17 is void, illegal or unenforceable, the parties agree that the other provisions of this Section 17 will remain in full force and effect, and the provision determined to be void, illegal or unenforceable will be limited so that this Section 17 will remain in effect to the fullest extent permitted by law.

18. Section 409A.

(a) General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b) Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c) Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii)any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

19. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

_/s/ Warren S. Lada ______________ _Warren S. Lada_____________________ _Interim CEO and President_____________ 73 Kercheval Ave; Suite 201	_/s/ Christopher Forgy ____________ Christopher Forgy 73 Kercheval Ave; Suite 201

COMPANY:

SAGA COMMUNICATIONS, INC.

Signature: _/s/ Warren S. Lada ______________

Name:_Warren S. Lada_____________________

Title: _Interim CEO and President_____________

Address: 73 Kercheval Ave; Suite 201

Grosse Pointe Farms, MI 48236___

EXECUTIVE: Signature: _/s/ Christopher Forgy ___________ Name: _Christopher Forgy ______________ Address: 73 Kercheval Ave; Suite 201 Grosse Pointe Farms, MI 48236___